FOR IMMEDIATE RELEASE

Harvest Natural Resources Updates Drilling Operations — Qarn Alam Block 64, Oman

HOUSTON, February 3, 2012 – Harvest Natural Resources, Inc. (NYSE: HNR) announced today that the Al Ghubar North-1 (AGN-1) exploration well onshore Oman has reached a total depth (TD) of 10,482 feet. Interpretation of the mudlog and wireline logs indicates no apparent hydrocarbon saturations within the principal stacked Haima targets in the Barik, Miqrat and Amin reservoirs; however, gas shows and residual hydrocarbons indicate that the structure was charged and failure is attributed to seal effectiveness. The well will be plugged and abandoned with gas shows.

Gas shows and hydrocarbon saturations are also present in the shallower limestones and dolomites of the Permian Khuff Formation. Post-well evaluation will focus on determining the potential for non-associated gas reserves in the Permian Khuff and clastic Gharif reservoirs.

Drilling operations on the AGN-1 well progressed ahead of schedule with the well reaching TD 22 days ahead of the forecast drill time. Consequently, the dry hole cost (DHC) will be $2.4 million lower than previously forecast. Harvest expects to expense a majority of the DHC of $6.0 million in the first quarter of 2012.

Harvest has an 80 percent interest in Block 64 onshore Oman. Block 64 has an area of 3,874 square kilometers and was extracted from a pre-existing block (PDO’s Block 6) to accelerate exploration for gas and gas condensate by the Omani Ministry of Oil and Gas.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2010 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.